Sutor Technology Group Limited Reports

Third Quarter of Fiscal Year 2014 Financial Results

CHANGSHU, China, May 14, 2014— Sutor Technology Group Limited (the "Company" or "Sutor") (Nasdaq: SUTR), a leading China-based manufacturer and distributor of high-end fine finished steel products used by a variety of downstream applications, today announced its unaudited financial results for the third quarter of fiscal year 2014 ended on March 31, 2014.

Third Quarter of Fiscal 2014 Financial Results Highlights:

	3QFY2014	3QFY2013	Change
Revenues (million):	$96.4	$139.5	-30.9%
Gross profit (million)	$7.3	$10.9	-33.0%
Net income (million)	$1.1	$3.9	-71.8%
EPS	$0.03	$0.10	-70.0%

Mr. Zhuo Wang, CEO of Sutor, commented, “While the total revenue was down as we reduced sales of low margin products like acid-pickled (AP) steel and focused on producing high-end products, the reduction in the gross margin for our main product HDG steel was larger than expected. We were affected by the recent decelerated GDP growth in China. During the quarter, the prices of steel products declined sharply as the steel industry was undergoing transition to improve performance and due to reduced economic activities in several sectors. Many of Sutor’s customers are small and medium-sized downstream manufacturers and some are steel trading companies. When the prices of steel products reached a multi-year low level and the overall liquidity in China was contracting, they were affected most and some faced liquidity reduction. To minimize the risks, some of our customers reduced procurements and others took a wait-and-see approach. ”

Mr. Wang continued “We believe we are exposed to an economic slowdown, which may remain for some time. As the on-going economic restructuring begins to yield positive results and China’s economy resumes its upward trajectory, we anticipate the performance of the Chinese industrial sectors will start to improve. ”

“To cope with the near term challenges, we have taken a number of initiatives to transform Sutor from a manufacturing company to a product and service provider: (1) Shift our strategy from pursuing sales volume and scale to providing more fee-based processing services and quality-centered product offerings; (2) Reduce sales of low gross margin products like AP steel and develop high growth and high margin products; (3) Improve procurement efficiency and reduce purchasing costs through competitive bidding on our Internet B2B platform; (4) Seek strategic industrial and financial partners to strengthen our market position and financial ability; and (5) Enhance our investor relations efforts and increase our exposure to the investment community.” Mr. Wang concluded.

Third Quarter of Fiscal Year 2014 Results

Revenue. For the three months ended March 31, 2014, revenue was $96.4 million, compared to $139.5 million for the same period last year, a decrease of $43.1 million, or 30.9%. The decrease was mainly attributable to the reduced revenue of approximately $34.6 million from our AP steel products. Except for limited fee-based processing services for AP products, we did not sell any AP steel products. Instead, the AP products were used internally for further processing. Historically AP steel had a gross margin of about 3%. Reduced sales of this product may help improve our overall gross margin. Our strategy is to phase out sales of low margin products like AP steel and focus on high margin and high growth products. In addition, reduced sales of cold-rolled steel products of approximately $7 million also contributed to the overall decrease in our revenue during the third quarter of fiscal 2014.

Gross profit and gross margin. Gross profit decreased by $3.6 million to $7.3 million in the three months ended March 31, 2014, from $10.9 million in the same period in 2013. Gross profit as a percentage of revenue (gross margin) was 7.6% for the three months ended March 31, 2014, as compared to 7.8% for the same period last year. The decreased gross margin was primarily due to decreased gross margin for our main product HDG steel which contributed to approximately 70% of the total revenue. During the quarter ended on March 31, 2014, the gross margin of our HDG steel was 6.6% as compared with approximately 9.9% for the same period last year. During the third quarter of fiscal 2014, the sale volume of HDG steel was up approximately 6.9%, but its impact on the revenue was offset by lower average selling price of approximately 9.7%.

Total operating expenses. Our total operating expenses decreased by $0.2 million to $3.7 million in the three months ended March 31, 2014, from $3.9 million in the same period in 2013. As a percentage of revenue, our total operating expenses increased to 3.8% in the three months ended March 31, 2014, from 2.8% in the same period in 2013.

Selling expenses. Our selling expenses decreased by $0.4 million to $1.0 million in the three months ended March 31, 2014, from $1.4 million in the same period in 2013. As a percentage of revenue, our selling expenses was approximately 1.0% for the three months ended March 31, 2014, as compared with approximately 1.0% for the same period last year. The reduced dollar amount of selling expenses was primarily due to reduced shipping and handling expenses of approximately $0.4 million as a result of lower sales volumes, particularly our international sales.

General and administrative expenses. General and administrative expenses increased by $0.2 million to $2.7million, or 2.8% of the total revenue, in the three months ended March 31, 2014, from $2.5 million, or 1.8% of the revenue, in the same period in 2013. The increased general and administrative expenses were primarily due to higher employee benefits of approximately $0.14 million.

Interest expense. Our interest expense decreased by $0.6 million to $2.0 million in the three months ended March 31, 2014, from $2.6 million in the same period in 2013. As a percentage of revenue, our interest expense was 2.1% of the total revenue in the three months ended March 31, 2014, compared to 1.8% in the same period in 2013. The reduced interest expenses were primarily due to reduced interest expenses on discounted bank notes.

Provision for income taxes. Our income tax expense decreased to $0.6 million in the three months ended March 31, 2014, from $1.7 million of income tax taxes in the same period last year, due to lower taxable income and valuation allowance provided for the entities that incurred losses.

Net income. Net income, without including the foreign currency translation adjustment, decreased by $2.8 million, or 71.8%, to $1.1 million in the three months ended March 31, 2014, from $3.9 million in the same period in 2013, as a cumulative result of the above factors.

Financial Condition and Liquidity

As of March 31, 2014, we had approximately $6.7 million in cash and $95.6 million in restricted cash. Our short-term loans plus the current portion of long-term loans were approximately $116.9 million. The long-term loans were approximately $11.0 million. As of March 31, 2014, the Company had an unused line of credit with banks of approximately $17.8 million.

Conference Call Information

Sutor's management will host an earnings conference call today, May 14, 2014, at 9:00 a.m. U.S. Eastern time/9:00 pm Beijing/Hong Kong time. Listeners may access the call by dialing US: +1 877 847 0047, CN: 800 876 5011, HK +852 3006 8101, access code: SUTR. A recording of the call will be available shortly after the call through June 13, 2014. Listeners may access it by dialing US: +1866 572 7808, CN: 800 876 5013, HK: +852 3012 8000, access code: 706791.

Functional Currency

The functional currency of the Company is the Chinese Yuan Renminbi ("RMB"); however, the accompanying financial information has been expressed in United States Dollars ("USD"). The accompanying consolidated balance sheets have been translated into USD at the exchange rates prevailing at each balance sheet date. The accompanying consolidated statements of operations and cash flows have been translated using the weighted-average exchange rates prevailing during the periods of each statement. Transactions in the Company's equity securities have been recorded at the exchange rate existing at the time of the transaction.

About Sutor Technology Group Limited

Sutor is one of the leading China-based manufacturers and distributors of high-end fine finished steel products used by a variety of downstream applications. The Company utilizes a variety of in-house developed processes and technologies to convert steel manufactured by third parties into fine finished steel products, including hot-dip galvanized steel, pre-painted galvanized steel, acid-pickled steel, cold-rolled steel and welded steel pipe products. To learn more about the Company, please visit http://www.sutorcn.com/en/index.php.

Forward-Looking Statements

This press release includes certain statements that are not descriptions of historical facts, but are forward-looking statements in nature within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, among others, those concerning our expected financial performance, liquidity and strategic and operational plans, our future operating results, our expectations regarding the market for our products, our expectations regarding the steel market, as well as all assumptions, expectations, predictions, intentions or beliefs about future events. You are cautioned that any such forward-looking statements are not guarantees of future performance and that a number of risks and uncertainties could cause our actual results to differ materially from those anticipated, expressed or implied in the forward-looking statements. These risks and uncertainties include, but not limited to, the factors mentioned in the "Risk Factors" section of our Annual Report on Form 10-K for the fiscal year ended June 30, 2013, and other risks mentioned in our other reports filed with the Securities and Exchange Commission (“SEC”). Copies of filings made with the SEC are available through the SEC's electronic data gathering analysis retrieval system (EDGAR) at http://www.sec.gov. The words "believe,""expect,""anticipate,""project,""targets,""optimistic,""intend,""aim,""will" or similar expressions are intended to identify forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. The Company assumes no obligation and does not intend to update any forward-looking statements, except as required by law.

For more information, please contact:

Investor Relations
Sutor Technology Group Limited
Tel: +86-512-5268-0988

Email: investor_relations@sutorcn.com

Financial tables below:

SUTOR TECHNOLOGY GROUP LIMITED AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	June 30,
	2014	2013

ASSETS
Current Assets:
Cash and cash equivalents	$6,695,327	$3,601,385
Restricted cash	95,602,581	108,825,425
Short-term investments	13,791,537	-
Trade accounts and notes receivable, unrelated parties, net of allowance for doubtful accounts of $811,072 and $623,742, respectively	8,073,693	7,652,179
Trade accounts and notes receivable, related parties, net of allowance for doubtful accounts of nil, respectively	26,528,163	-
Other receivables and prepayments, net of allowance for doubtful accounts of $259,539 and $248,128, respectively	5,153,803	3,446,187
Advances to suppliers, unrelated parties, net of allowance for doubtful accounts of $481,229 and $796,026, respectively	21,712,719	43,175,047
Advances to suppliers, related parties, net of allowance for doubtful accounts of nil, and net of right to offset	282,985,781	185,615,973
Inventories, net	91,592,944	52,377,135
Deferred tax assets	964,069	952,417
Total Current Assets	553,100,617	405,645,748
Non-current Assets:
Advances for purchase of long term assets	85,147	17,085,958
Property, plant and equipment, net	90,608,310	71,508,912
Intangible assets, net	3,586,585	3,074,372
Equity method investments	6,377,989	6,686,539
Total Non-current Assets	100,658,031	98,355,781
TOTAL ASSETS	$653,758,648	$504,001,529

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Short-term loans	$114,495,119	$138,968,845
Long-term loans, current portion	2,362,762	7,418,003
Accounts payable, unrelated parties	146,867,131	82,602,243
Accounts payable, related parties	61,773,624	20,162,069
Other payables and accrued expenses, unrelated parties	7,557,809	7,291,220
Other payables and accrued expenses, related parties	27,521,741	-
Advances from customers, unrelated parties	15,720,810	11,008,550
Advances from customers, related parties	15,920,149
Warrant liabilities	67,866	144,535
Total Current Liabilities	392,287,011	267,595,465
Non-Current Liabilities
Long-term loans, unrelated parties	2,859,995	1,180,877
Long-term loans, related parties	8,182,018	-
Total Non-current Liabilities	11,042,013	1,180,877
Total Liabilities	403,329,024	268,776,342

Stockholders' Equity
Undesignated preferred stock - $0.001 par value; 1,000,000 shares authorized; nil shares outstanding	-	-
Common stock - $0.001 par value; authorized: 500,000,000 shares as of March 31, 2014 and June 30, 2013; issued: 42,252,267and 40,965,602shares as of March 31, 2014 and June 30, 2013.	42,252	40,965
Additional paid-in capital	43,584,827	41,793,142
Statutory reserves	20,426,971	20,426,971
Retained earnings	145,008,631	132,311,592
Accumulated other comprehensive income	42,018,452	41,304,026
Less: Treasury stock, at cost, 590,838 shares as of March 31, 2014 and June 30, 2013	(651,509)	(651,509)
Total Stockholders' Equity	250,429,624	235,225,187
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$653,758,648	$504,001,529

SUTOR TECHNOLOGY GROUP LIMITED AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE INCOME

	For The Three Months Ended		For The Nine Months Ended
	March 31,		March 31,
	2014	2013	2014	2013

Revenue:
Revenue from unrelated parties	$50,478,926	$83,729,219	$254,891,263	$274,802,236
Revenue from related parties	45,898,686	55,819,840	108,911,484	139,800,372
	96,377,612	139,549,059	363,802,747	414,602,608

Cost of Revenue
Cost of revenue from unrelated parties	(46,173,329)	(75,981,582)	(229,744,921)	(250,302,280)
Cost of revenue from related parties	(42,881,492)	(52,634,627)	(100,906,781)	(132,611,148)
	(89,054,821)	(128,616,209)	(330,651,702)	(382,913,428)

Gross Profit	7,322,791	10,932,850	33,151,045	31,689,180

Operating Expenses:

Selling expenses	(1,006,441)	(1,417,039)	(4,339,215)	(5,709,207)
General and administrative expenses	(2,687,763)	(2,490,828)	(8,216,753)	(7,170,901)
Total Operating Expenses	(3,694,204)	(3,907,867)	(12,555,968)	(12,880,108)
Income from Operations	3,628,587	7,024,983	20,595,077	18,809,072

Other Incomes/(Expenses):
Interest income	771,046	967,706	2,607,812	2,989,756
Interest expense	(1,998,580)	(2,579,181)	(6,376,833)	(8,453,617)
Changes in fair value of warrant liabilities	143,567	(146,476)	76,669	(131,953)
Income from equity method investments	30,681	50,998	296,809	225,444
Other income	(90,919)	159,520	128,107	318,658
Other expense	(744,370)	72,639	(964,150)	(594,885)
Total Other Expenses, net	(1,888,575)	(1,474,794)	(4,231,586)	(5,646,597)

Income Before Taxes	1,740,012	5,550,189	16,363,491	13,162,475
Income tax expense	(626,356)	(1,670,169)	(3,666,452)	(2,674,778)
Net Income	$1,113,656	$3,880,020	$12,697,039	$10,487,697

Other Comprehensive Income:
Foreign currency translation adjustment	(2,422,686)	1,426,292	714,426	1,652,762
Comprehensive Income	$(1,309,030)	$5,306,312	$13,411,465	$12,140,459

Basic Earnings per Share	$0.03	$0.10	$0.31	$0.26
Diluted Earnings per Share	$0.03	$0.10	$0.31	$0.26

Basic Weighted Average Shares Outstanding	41,548,819	40,267,431	41,470,152	40,237,142
Diluted Weighted Average Shares Outstanding	41,548,819	40,267,431	41,470,152	40,237,142

SUTOR TECHNOLOGY GROUP LIMITED AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For The Nine Months Ended
	March 31,
	2014	2013
Cash Flows from Operating Activities:
Net income	$12,697,039	$10,487,697
Adjustments to reconcile net income to net cash provided by/(used in) operating activities
Depreciation and amortization	6,800,389	6,628,874
Provision/(reversal) for doubtful accounts	(121,322)	(711,175)
Stock based compensation	398,123	111,467
Foreign currency exchange gain	(37,907)	(145,186)
(Gain)/loss on disposal of property, plant and equipment	(11,075)	81,228
Interest income from short-term investments carried at amortized cost	-	(30,944)
Income from equity method investments	(296,809)	(225,444)
Deferred income taxes	(8,987)	(43,516)
Changes in fair value of warrant liabilities	(76,669)	131,953
Changes in current assets and liabilities:
Restricted cash	(7,926,735)	(14,483,765)
Trade accounts and notes receivable, unrelated parties	(588,183)	3,902,258
Trade accounts and notes receivable, related parties	(26,643,587)	-
Other receivable and prepayments	(1,821,968)	1,683,384
Advances to suppliers, unrelated parties	21,997,275	10,095,647
Advances to suppliers, related parties	(89,009,045)	(43,541,260)
Inventories	(38,600,780)	(14,134,383)
Accounts payable, unrelated parties	64,198,549	11,033,692
Accounts payable, related parties	41,735,109	13,431,063
Other payables and accrued expenses, unrelated parties	247,358	(1,133,841)
Other payables and accrued expenses, related parties	27,528,078	-
Advances from customers, unrelated parties	4,702,254	6,230,157
Advances from customers, related parties	15,989,417	-
Net Cash Provided by Operating Activities	31,150,524	(10,632,094)

Cash Flows from Investing Activities:
Purchase of property, plant and equipment	(8,488,717)	(3,818,123)
Proceeds from disposal of property, plant and equipment	17,178	529,721
Purchase of intangible assets	(568,119)	(3,565,706)
Payments for short-term investments	(13,851,544)	-
Proceeds from sale of short-term investments	-	4,891,063
Payment for equity method investments	-	(6,190,476)
Net Cash Used In Investing Activities	(22,891,202)	(8,153,521)

Cash Flows from Financing Activities:
Proceeds from loans	93,219,276	117,233,696
Repayment of loans	(121,389,798)	(118,055,195)
Proceeds from issuance of common stock	1,500,000	-
Changes in restricted cash	21,517,459	28,556,205
Payments on repurchase of common stock	-	(43,841)
Net Cash Provided by Financing Activities	(5,153,063)	27,690,865

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(12,317)	96,169

Net Change in Cash and Cash Equivalents	3,093,942	9,001,419
Cash and Cash Equivalents at Beginning of Period	3,601,385	9,530,531
Cash and Cash Equivalents at End of Period	$6,695,327	$18,531,950